EXHIBIT 99.1

Press Release

Additional Information Contact(s):
John Anhorn	Rich Hieb	Tom Anderson
President	Sr. Executive Vice President	Executive Vice President
& Chief Executive Officer	& Chief Operating Officer	& Chief Financial Officer
(541) 618-6020	(541) 618-6020	(541) 282-5190
john.anhorn@premierwestbank.com	rich.hieb@premierwestbank.com	tom.anderson@premierwestbank.com

PREMIERWEST ADDS TO
EXECUTIVE MANAGEMENT TEAM

MEDFORD, OR - March 22, 2005 - PremierWest Bancorp (NASDAQ: PRWT): John Anhorn, President & Chief Executive Officer announced that Jim Ford has joined PremierWest's executive management team as Senior Executive Vice President.

Anhorn stated "Jim is returning to Southern Oregon where he began his banking career with First Interstate Bank in 1980. While with First Interstate Bank, Jim was a Branch Manager in Grants Pass and Area Manager in Medford, responsible for all branch activities in the Rogue Valley. Most recently, Jim was with Bank of the West in Walnut Creek California where he served as Executive Vice President of Planning and Development for the Regional Banking Group. Previously he served as Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank, until it was acquired by Bank of the West. Jim is a 1980 graduate of the University of Oregon and a 1992 graduate of the Pacific Coast Banking School."

Anhorn further stated "Jim will initially be responsible for PremierWest's retail banking offices in Oregon and California, as well as PremierWest Bank's Mortgage Division and PremierWest Investment Services, a subsidiary of PremierWest Bank. Jim will report directly to and work closely with me as we continue our focus of growing PremierWest Bank"

Jim commented "I'm excited with this opportunity and am looking forward to establishing roots in the Rogue Valley and reacquainting myself with the many customers and friends here."

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through our two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon. PremierWest Investment Services operates in all of the bank's community-focused market areas.